SUBORDINATED PROMISSORY NOTE -- SERIES B (Baysore)



$100,866                                              Bloomfield Hills, Michigan
                                 Dated:  As of [month/day of Closing Date], 1997


         FOR VALUE RECEIVED, NOBLE INTERNATIONAL, LTD., a Michigan corporation ("Borrower"), promises to pay to the order of John K. Baysore ("Lender"), at 465 Moran, Grosse Pointe Shores, Michigan 48236, or at such other place as Lender may designate in writing, the principal sum of ONE HUNDRED THOUSAND EIGHT HUNDRED SIXTY-SIX AND NO/100 DOLLARS ($100,866.00), plus interest on the unpaid principal balance at the rates and in the manner provided below, all in lawful money of the United States of America, in accordance with the terms hereof.

         The principal sum owing hereunder, together with all unpaid accrued interest, shall be due and payable on [month/day of Closing Date], 2001 (the "Due Date"), [subject to the terms and conditions of that subordination agreement (the "Subordination Agreement") dated [month/day of Closing Date], 1997, by and between Lender and Comerica Bank, as agent for and on behalf of the banks (the "Banks") which are parties to that certain Amended and Restated Noble International, Ltd. $_________ Credit Agreement dated ___________, 1997, among the Banks and Borrower.]

         Interest on the principal balance outstanding under this promissory note ("Note") shall accrue at the rate of six percent (6.0%) per annum (the "Effective Rate") until [month/day of Closing Date], 1999, or until the date paid if principal and accrued interest are paid in full prior to [month/day of Closing Date], 1999. If not paid in full on or before [month/day of Closing Date], 1999, interest on the principal balance, plus interest on unpaid accrued interest, shall thereafter accrue at the rate of ten percent (10.0%) per annum (the "Premium Rate"), compounded quarterly, but accrued daily until paid.

         [Subject to the terms and conditions of the Subordination Agreement,] it is agreed that the principal balance of this Note and all accrued and unpaid interest, including interest accrued at the Premium Rate, shall become due and payable at the place of payment aforesaid at the option of Lender, in the event this Note is not paid in full on or before [month/day of Closing Date], 1999, and remains unpaid after that date which is 90 days after [month/day of Closing Date], 1999. Lender shall have the right to accelerate regardless of any prior forbearance. If suit is brought to collect this Note pursuant to this acceleration option, all costs and expenses of collection, including reasonable attorneys' fees shall be added to and become part of the total indebtedness.

         [Subject to the terms and condition of the Subordination Agreement,] this Note may be paid in full or in part at any time without payment of any prepayment fee or penalty. All payments received hereunder shall, at the option of Lender, first be applied against accrued and unpaid interest and the balance against principal. If Borrower elects to prepay less than all of the indebtedness evidenced by all of the then issued and outstanding notes of this series, Borrower shall pay to Lender


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the same proportion of the principal or interest of the indebtedness evidenced by this Note that is paid to the holder of any other issued and outstanding note of this series. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower's assumption of these risks.

         This Note is part of a series of subordinated notes (the "Series Subordinated Notes") designated and issued by Borrower as Series A, Series B, Series C and Series D. So long as any amount of principal or unpaid interest remains outstanding under any of the Series Subordinated Notes, Borrower shall not, without the prior written consent of holders of Series Subordinated Notes with an aggregate outstanding principal balance of not less than 67% of the total aggregate outstanding principal balance under all Series Subordinated
Notes:

1. declare or pay any dividend or other distribution on any shares of its capital stock other than in shares of capital stock; or

2. redeem or set apart funds for the purchase or redemption of any shares of its capital stock through a sinking fund or otherwise Provided, however, that so long as there does not exist an Event of Default under any of the Series Subordinated Notes, this restriction shall not apply to (A) the repurchase of shares of Common Stock of Borrower from officers or directors of Borrower, or its subsidiaries, pursuant to agreements under which Borrower has the option to repurchase such shares at cost or at cost plus interest at a rate not in excess of 8% per annum upon the occurrence of certain events, such as the termination of employment; provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $200,000 during any twelve month period (which maximum amount shall be increased upon any payment of principal under the Series Subordinated Notes by the percentage that any such principal payment bears to the total outstanding principal under all Series Subordinated Notes), or (B) the repurchase of shares of Common Stock of Borrower from Robert J. Skandalaris at any time after [month/day of Closing Date], 1999, pursuant to agreements under which Borrower has the option to repurchase such shares at cost or at cost plus interest at a rate not in excess of 8% per annum upon the occurrence of certain events, such as the termination of his employment; provided further, however, that the total amount applied to the repurchase of shares of Common Stock from Mr. Skandalaris shall not exceed 20% of the total shares of Borrower's Common Stock held by Mr. Skandalaris.

         If Borrower defaults in the payment of this Note when due, or in the event of the appointment of a receiver, trustee, or custodian for any part of the property of Borrower, or the assignment for the benefit of creditors by Borrower or the inability of Borrower to meet Borrower's obligations as they become due, or the commencement of any proceedings under any bankruptcy or insolvency laws by or against Borrower, [and subject to the terms and conditions of the Subordination Agreement,] the entire principal amount of this Note remaining at the time unpaid, together with accrued interest


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thereon, shall, at the election of Lender and without notice, demand or presentment, become immediately due and payable at the place of payment aforesaid, and all costs and expenses of collection, including reasonable attorneys' fees shall be added to and become part of the total indebtedness.

         If Borrower defaults in the payment of this Note when due, or if Borrower fails to comply with the restrictions set forth in this Note, an Event of Default shall occur and, then or at any time thereafter during the uncured continuance of any such Event of Default, the Borrower shall not, without the prior written consent of holders of Series Subordinated Notes with an aggregate outstanding principal balance of not less than 67% of the total aggregate outstanding principal balance under all Series Subordinated Notes:

1. effect any sale, lease, assignment, transfer or other conveyance, other than as security for a loan from a Senior Lender (as defined herein), of all or substantially all of the assets of Borrower or any of its subsidiaries, or any consolidation or merger involving Borrower or any of its subsidiaries, except in each case any such transaction solely to, with or among the Borrower and its subsidiaries, or any reclassification or other change of any stock, or any recapitalization of Borrower; or

2, permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to Borrower or to any wholly-owned subsidiary of Borrower, any stock of such subsidiary.

         Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower's failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any default, neither the failure of Lender promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of the Lender to demand strict performance of any other obligation of the Borrower or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Borrower or any other person who may be liable hereunder.

         Borrower and all endorsees, sureties and guarantors hereof, if any, hereby jointly and severally waive presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Lender diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Lender with respect to payment or any other provisions of this Note. The liability of Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. This Note has been executed in the State of Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.

         This Note is unsecured and the obligations hereunder are subordinated to all obligations of Borrower to any Senior Lender (as defined herein). For purposes of this Note, "Senior Lender" shall include any entity which is a "qualified institutional buyer" as defined in Section 1(a) of Rule 144A


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of the Rules and Regulations promulgated under the Securities Act of 1933, as amended.

         This Note shall be binding upon the Borrower and its successors and assigns, and the benefits hereof shall inure to the Lender and its successors; provided, however, this Note shall not be assigned nor transferred by Lender prior to the Due Date.


BORROWER:                                      BORROWER'S ADDRESS:

NOBLE INTERNATIONAL LTD.,                      33 Bloomfield Hills Parkway
a Michigan corporation                         Suite 155
                                               Bloomfield Hills, Michigan 48304

By:________________________________
     Robert J. Skandalaris, President



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